                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                          ONTRACK Data International, Inc.
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                                (Name of Issuer)


                          Common Stock, $.01 Par Value
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                         (Title of Class of Securities)

                                   683372 10 6
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                                  (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 5 Pages

CUSIP NO.   683372 10 6                13G             PAGE   2   OF   5   PAGES
          --------------------                              -----    -----

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1     NAME OF REPORTING PERSON:  John E. Pence

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (A) / /
      (B) /X/

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                     U.S.A.
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                                   5   SOLE VOTING POWER
           NUMBER OF
                                                       1,722,600
            SHARES
                                   ---------------------------------------------
          BENEFICIALLY             6   SHARED VOTING POWER

           OWNED BY                                       -0-

             EACH                  ---------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
           REPORTING
                                                       1,722,600
            PERSON
                                   ---------------------------------------------
             WITH                  8   SHARED DISPOSITIVE POWER

                                                          -0-

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,722,600
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      / /

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      17.6%

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12    TYPE OF REPORTING PERSON*

                      IN
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                                *SEE INSTRUCTIONS

ITEM 1.

       (a)    NAME OF ISSUER

              ONTRACK Data International, Inc.

       (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              6321 Bury Drive, Eden Prairie, MN  55346
ITEM 2.

       (a) NAME OF PERSON FILING. This statement is being filed by John E. Pence, an individual.

       (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE. The principal address of Mr. Pence is 7170 Willow Road, Maple Grove, MN 55369.

       (c)    CITIZENSHIP.  Mr. Pence is an American citizen.

       (d)    TITLE OF CLASS OF SECURITIES.  Common Stock, $.01 par value.

       (e)    CUSIP NUMBER. 683372 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a)    / /    Broker or Dealer registered under Section 15 of the Act

       (b)    / /    Bank as defined in Section 3(a)(6) of the Act

       (c)    / /    Insurance Company as defined in Section 3(a)(19) of the Act

       (d)    / /    Investment Company registered under Section 8 of the
                     Investment Company Act

       (e)    / /    Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940

       (f)    / /    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                     240.13d-1(b)(1)(ii)(F)

       (g)    / /    Parent Holding Company, in accordance with Section
                     240.13d-1(b)(ii)(G) (Note:  See Item 7)


                                Page 3 of 5 Pages

       (h)    / /    Group, in accordance with Section 240.13d-1(b)(ii)(H)

              Not Applicable.

ITEM 4.       OWNERSHIP

              As of December 31, 1996, the ownership of Mr. Pence was as follows:


       (a) Amount Beneficially Owned - 1,722,600 (includes 289,996 shares owned by the Pence Family Limited Partnership of which the Reporting Person is the General Partner)

       (b)    Percent of Class - 17.6%

       (c) Of the shares owned by Mr. Pence, Mr. Pence has the power to vote or dispose of the shares as follows:

              (i)    Sole power to vote or direct the vote - 1,722,600
              (ii)   Shared power to vote or direct the vote - 0
              (iii)  Sole power to dispose or direct the disposition of -
                     1,722,600
              (iv)   Shared power to dispose or direct the disposition of  - 0


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not Applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not Applicable.


                                Page 4 of 5 Pages

ITEM 10.      CERTIFICATION

              Not Applicable.



                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


February 11, 1997                       /s/ John E. Pence
                                        ----------------------------------------
                                        John E. Pence


                                Page 5 of 5 Pages